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Exhibit (a)(1)

SIMPLETECH, INC.

Offer to exchange all outstanding options
granted to United States employees under the
SimpleTech, Inc. 2000 Stock Incentive Plan for new options.

The offer and withdrawal rights expire
at 9:01 p.m., Pacific Time, on December 19, 2001,
unless the offer is extended.

    We are offering all of our current U.S. employees, including executive officers, the opportunity to exchange the outstanding stock options they hold under the SimpleTech, Inc. 2000 Stock Incentive Plan (the "2000 Plan") to purchase shares of our common stock, whether those options have exercise prices above or below the current fair market value of our common stock (each an "option" and collectively, the "options"), for new options that we will grant under the 2000 Plan to purchase shares of our common stock (the "new options"). If you choose to tender any of your options, you must also tender all options granted to you on or after May 21, 2001 regardless of the exercise price (the "required options"). For each option you tender that we accept for exchange, you will receive a new option exercisable for the same number of shares purchasable under the tendered option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the new options. Each new option will become exercisable in a series of three successive equal annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the new option.

    We are making the offer upon the terms and subject to the conditions set forth in the offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). You are not required to accept the offer. If you choose to accept the offer and tender any options, you must tender all of your required options.

    The offer is not conditioned upon a minimum number of options being tendered.

    We will grant you new options under the 2000 Plan, but only if you continue to be an employee of SimpleTech or one of our subsidiaries through the grant date of the new options. The new options will be granted on or promptly after the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. This stock price may be higher or lower than the current price of our common stock, and it may be higher or lower than the exercise price per share of your current options.

    If you choose not to tender your options, each of your options will remain outstanding in accordance with its terms.

    As of November 20, 2001, options to purchase 4,196,875 shares of our common stock were issued and outstanding under the 2000 Plan, including eligible and required options to purchase 3,921,725 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 93.44% of the total shares of common stock issuable upon exercise of all options outstanding under the 2000 Plan as of November 20, 2001.

    Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options. Our executive officers are eligible to participate in this offer.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol "STEC." On November 20, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $2.70 per share. The price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may not ever trade at a price above the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. You should carefully consider these uncertainties before deciding whether to accept the offer.

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it to SimpleTech, Inc., Attention: Legal Department, 3001 Daimler Street, Santa Ana, California 92705-5812 (telephone (949) 476-8396; facsimile (949) 476-8328).

    We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

    The offer has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this offer. Any representation to the contrary is a criminal offense.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon the recommendation, representation or information as having been authorized by us.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SIMPLETECH, INC.
SCHEDULE II	INDEX TO SUMMARY TERM SHEET

SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of the offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the offer to exchange and the letter of transmittal. We have included page references to the relevant sections of the offer to exchange where you can find a more complete description of the topics in this summary.

    1.  Why are you making the offer? (Page 11)

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options currently have little or no value and are unlikely to be exercised in the foreseeable future. As a result, we believe these outstanding options are not effective to achieve our objectives of retaining and incentivizing employees who are important to attaining our business and financial objectives and creating value for our shareholders. By making the offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

    Additionally, we have a limited number of shares of our common stock that are reserved for option grants under the 2000 Plan. As a result, our ability to make future option grants under the 2000 Plan is constrained. The offer allows us to cancel those options that we acquire in the offer and return the shares of common stock subject to those options to the option pool of the 2000 Plan from which the cancelled options were granted. Those shares of common stock returned to the option pool will then become available for the new options and, to the extent in excess of the number of shares needed for that purpose, that excess will be available to fund other future option grants under the 2000 Plan.

    2.  What securities are you offering to exchange? (Page 10)

    We are offering to exchange all outstanding stock options granted to employees in the United States under the 2000 Plan, whether or not they have an exercise price per share above or below the current fair market value per share of our common stock, for new options to be granted under our 2000 Plan. If you elect to tender your options, you must also tender all of your required options. Required options are all options granted to you on or after May 21, 2001 under the 2000 Plan, regardless of their exercise price.

    3.  Who is eligible to participate in the offer? (Page 10)

    All current U.S. employees of SimpleTech or any of its subsidiaries, including our executive officers, are eligible to participate in the offer to the extent they hold outstanding options under the 2000 Plan. The non-employee members of our Board of Directors are not eligible to participate in the offer.

    4.  Are employees located outside the United States eligible to participate? (Page 10)

    No. Only U.S.-based employees holding options may participate in the offer.

    5.  May I tender vested and unvested options?

    Yes. You may tender your options, whether or not they are vested. If you choose to accept the offer with respect to any of your options, you must also tender for exchange all of your required options, whether or not they have vested.

    6.  May I tender options that I have already exercised? (Page 10)

    The offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the offer.

    7.  May I tender one of my options and retain my remaining options? (Page 15)

    You may tender one or more of your options, but you do not have to tender any of your options. However, if you do choose to tender any of your options for exchange, you must tender all of your required options. By tendering any of your options pursuant to this offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. With respect to your other options, you may choose to tender one option in its entirety and not tender another. You may not tender less than all of a particular outstanding option.

    For example, if you have received, in each case on or before May 21, 2001, two options, you may choose to tender neither option, both options, or one option. You may also choose to tender only your required options. If you tender any required option, you must tender all of your required options.

    8.  With respect to each of my options, do I have to tender the entire option or may I decide to tender only a portion of the option? (Page 10)

    You may not tender less than all of a particular outstanding option. If you have exercised an option in part, the option is deemed to be outstanding for purposes of this offer only to the extent of the unexercised portion of the option.

    9.  How many new options will I receive in exchange for my tendered options? (Page 10)

    The number of shares of our common stock subject to each new option we grant pursuant to the offer will be the same number of shares of our common stock subject to the option you tendered in exchange for that new option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the new options. All new options will be granted under the 2000 Plan and will be subject to the terms and conditions of the 2000 Plan and a new stock option agreement between you and us. All tendered options that we accept for exchange will be cancelled, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of those cancelled options.

    10. Is there any reason to tender an option with an exercise price below the current fair market value of SimpleTech's common stock? (Page 10)

    An option with an exercise price below the current fair market value of our common stock, $2.70 as of November 20, 2001, has the potential to provide the option holder with a profit because he or she could exercise the option, to the extent it was vested at the time, and immediately sell the purchased shares at a price higher than the exercise price paid for those shares. However, all options outstanding under the 2000 Plan with an exercise price below $2.70 have a five-year vesting schedule pursuant to which those options will only vest and become exercisable in a series of five successive equal annual installments upon the optionee's completion of each year of service over the five-year period measured from the grant date. No option can be exercised except for the number of shares which are vested at the time.

    Each new option granted pursuant to the offer will vest and become exercisable in a series of three successive equal annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the new option. Accordingly, the exchange of one or more of your options for new options to be granted pursuant to this offer may result in a faster vesting schedule for the shares subject to your currently outstanding options. However, the new options may have an exercise price greater than the exercise price of your tendered options and will be of no value if the market price of our common stock never exceeds that new exercise price after the grant date of the new options.

    11. What happens if I do not accept the offer? (Page 12)

    All options that you do not choose to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms.

    12. What are the conditions to the offer? (Page 16)

    The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in Section 7 of the offer.

    13. Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the new options? (Page 14)

    To receive a new option grant under the 2000 Plan pursuant to the offer, you must remain an employee of SimpleTech or one of our subsidiaries from the date you tender your options through the date we grant the new options. As discussed below, the new options will be granted on or promptly after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

    If you do not remain an employee of SimpleTech or one of our subsidiaries from the date you tender your options through the date the new options are granted, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted for exchange and cancelled.

    14. What if I am not an employee of SimpleTech when the new options are granted and begin to vest? (Page 14)

    If you are not an employee of SimpleTech or one of our subsidiaries when the new options are granted, you will not be granted any new options. Your options may be fully or partially vested at present. If you do not accept the offer, you generally will be able to exercise your current options during the limited period (as specified in your option documents) following your termination of employment, to the extent those options are vested on the day your employment ends. But, if you accept the offer, your tendered options will be cancelled, and you will not be eligible to receive new options if you are not employed by us from the date you tender your options through the grant date of the new options.

    15. What happens if after I tender my options I am terminated as an employee? (Page 14)

    If your employment with us terminates for any reason prior to the expiration of the offer, your tendered options will automatically be withdrawn, and you may exercise those options to the extent they are vested and in accordance with their terms. If your tendered options are automatically withdrawn, you will not receive any new options in exchange therefor. If your employment with us terminates for any reason after your tendered options are accepted and cancelled, you will only be entitled to receive a new option grant if you remain continuously employed by us through and including the date of grant. If your employment terminates after the date your new option is granted, you will only be able to exercise the new option to the extent it is vested and exercisable at the time of your termination, and you will only have a limited time period (as specified in the option agreement) following your termination in which to exercise the vested portion of your new option. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

    The offer does not change the "At-Will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the new options, for any reason, with or without cause.

    16. When will I receive my new options? (Page 14)

    We will grant the new options on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel tendered options. If we accept and cancel tendered options on December 19, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or promptly after June 20, 2002.

    17. Why won't I receive my new options immediately after the expiration date of the offer? (Page 25)

    If we were to grant the new options to option holders participating in the offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, then those options would be treated as variable price awards for financial reporting purposes and would have an adverse effect upon our reported earnings during the period those options remained outstanding. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable price awards which would have a negative impact upon our future earnings.

    18. What will be the exercise price of the new options? (Page 10)

    The exercise price per share of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options, which may be higher or lower than the current market price of our common stock. The last reported sale price per share of our common stock on the Nasdaq National Market was $2.70 on November 20, 2001. Because we will not grant new options until on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the options tendered for exchange, the new options may have a higher exercise price than some or all of your tendered options. In addition, after the grant of the new options, our common stock may never trade at a price higher than the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

    19. When will the new options vest? (Page 10)

    Each new option will become exercisable in a series of three successive equal annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the new option.

    The new options will be granted on or promptly after the first trading day that is at least six months and one day after the date we accept for exchange and cancel options tendered pursuant to the offer.

    20. Are there any material differences between my options and the new options I will receive in exchange for my options? (Page 23)

    The new options granted in exchange for your currently outstanding options will have substantially the same terms and conditions as those options, except for the new exercise price, a new ten-year maximum term, and a new three-year vesting schedule pursuant to which each of your new options will vest in three successive equal annual installments upon your completion of each year of employment with us over the three-year period measured from the grant date of your new options. Most currently outstanding options vest over a five-year period of continued employment.

    21. If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options? (Page 25)

    No. If we accept any of the options you tender pursuant to the offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your new options. If we accept and cancel any of the options you tender pursuant to the offer and we were to grant you any options prior to a date at least six months and one day after that cancellation, we would be required for financial reporting purposes to treat those options as valuable price awards and record a compensation expense against our earnings. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to treat any of those options as valuable price awards.

    22. What happens if SimpleTech is acquired? (Page 15)

    If we are acquired by another company through a merger or other change of control transaction prior to expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

    If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the new options are granted, the surviving corporation would automatically assume our obligations with respect to the offer. The new options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of shares subject to your options at the time of their cancellation, multiplied by the exchange ratio in effect for the exchange of shares of our common stock for shares of the surviving corporation in the merger. The exercise price would be based on the fair market value of the surviving corporation's stock on the grant date of the new options.

    If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the new options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision in the merger agreement to have the acquiring corporation issue new options to purchase shares of its common stock in replacement of your options cancelled pursuant to the offer, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options for the acquiring corporation's common stock would be granted in the event of such an acquisition.

    If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event they would continue to vest in accordance with the three-year vesting schedule in effect for them prior to the acquisition. If the new options are not assumed by the successor company or replaced with a cash incentive program preserving the spread on those options at the time of the acquisition, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition and, to the extent not exercised prior to the acquisition, would thereafter immediately terminate.

    23. Will I have to pay taxes if I tender my options in the offer? (Pages 22 and 25)

    If you tender your options pursuant to the offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the options. In addition, the grant of the new options is not a taxable event, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

    If you are subject to taxation in a foreign jurisdiction, whether by reason of your nationality or otherwise, you should consult with your own personal tax advisor as to the tax consequences of your participation in the offer.

    24. If my options are incentive stock options, will my new options be incentive stock options? (Page 25)

    The new options will be designed to qualify as incentive stock options under the U.S. federal tax laws to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an incentive stock option is exercised. For alternative minimum tax purposes under U.S. federal income tax laws, the optionee will recognize taxable income at the time the incentive stock option is exercised, and that alternative minimum taxable income will be equal to the amount by which the fair market value of the shares purchased under the incentive stock option on the exercise date exceeds the exercise price paid for those shares.

    Because of the $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is possible that a portion of the new options granted in exchange for your tendered options may be non-statutory options under U.S. federal tax laws. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

    25. If I have incentive stock options, what happens if I elect not to exchange them in this offer? (Pages 22 and 25)

    If you hold stock options that are incentive stock options under the U.S. federal tax laws, we do not believe that our offer to you will affect the tax status of those incentive stock options should you decide not to accept the offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

    If you choose not to exchange all your options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the options you do not exchange and to the subsequent sale of the common stock purchased under those options.

    26. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended? (Pages 11 and 27)

    The offer expires on December 19, 2001, at 9:01 p.m., Pacific Time, unless it is extended by us.

    Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period.

    27. How do I tender my options? (Page 12)

    If you decide to tender your options, you must deliver, before 9:01 p.m., Pacific Time, on December 19, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to SimpleTech, Inc., Attention: Legal Department, 3001 Daimler Street, Santa Ana, California 92705-5812 (telephone (949) 476-8396; facsimile (949) 476-8328). You will be required to indicate in the letter of transmittal the particular options you are tendering, including any required options. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. We will not accept delivery of any letter of transmittal after expiration of the offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of the offer, we will not accept any of your options for exchange and you will not be granted any new options.

    We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

    If you tender any option pursuant to the offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation.

    28. During what period of time may I withdraw previously tendered options? (Page 13)

    You may withdraw your tendered options at any time before 9:01 p.m., Pacific Time, on December 19, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw your tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in the offer.

    29. Is the Company's management making a recommendation regarding the offer? (Page 12)

    Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. Our executive officers are eligible to participate in the offer. Our non-employee members of the board of directors are not eligible to participate in the offer. You must make your own decision whether to tender options.

    30. Who can I talk to if I have questions about the offer?

    For additional information or assistance, you should contact:

    Carl Swartz
    SimpleTech, Inc.
    3001 Daimler Street
    Santa Ana, California 92705-5812
    (949) 260-8311; or

    Diane Drake
    SimpleTech, Inc.
    3001 Daimler Street
    Santa Ana, California 92705-5812
    (949) 260-8396

THE OFFER

    1.  Number of Options; Expiration Date.

    Upon the terms and subject to the conditions of the offer, we will exchange, for new options to purchase common stock under the 2000 Plan, all options that are properly tendered in accordance with Section 4, and are not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below. The number of shares of our common stock subject to each new option will be equal to the same number of shares of common stock subject to the tendered option that is accepted in exchange for that new option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the new options. If the calculation of the shares subject to the new option results in a fractional share, the fractional share will be rounded up to the nearest whole share. The new options will be granted on or promptly after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

    All options granted and outstanding under the 2000 Plan, whether they have exercise prices at, below or above the current market price of our common stock and held by current U.S. employees are eligible to participate in the offer. Required options are all options granted to you on or after May 21, 2001 under the 2000 Plan. If you choose to tender one or more of your options pursuant to the offer, you must tender all of your required options. Accordingly, upon your tender of any of your options pursuant to the offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. In addition, you may not tender less than all of a particular outstanding option. If you have exercised an option in part, the option is deemed to be outstanding for purposes of this offer only to the extent of the unexercised portion of the option.

    If you do not remain an employee of SimpleTech or one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted and cancelled, regardless of how or why your employment terminated.

    If you tender any of your options for exchange, we will grant you new options under the 2000 Plan pursuant to a new stock option agreement. Your new options will represent the same number of shares as the aggregate number of shares represented by each option that you exchange. The number of shares to be represented by the new options will be adjusted for any stock split, stock dividend, recapitalization or similar transaction that may occur between the "expiration date" and the grant date of the new options. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. Each new option will vest and become exercisable in a series of three successive equal annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the new option.

    You may tender an option even if that option has an exercise price below the current fair market value of our common stock. Such an option has the potential to provide you with a profit because you could exercise that option, to the extent it was vested at the time, and immediately sell the purchased shares at a price higher than the exercise price paid for those shares. However, your options may have a five-year vesting schedule pursuant to which those options will only vest and become exercisable in a series of five successive equal annual installments upon your completion of each year of service over the five-year period measured from the grant date. No option can be exercised except for the number of shares which are vested at the time.

    The exchange of one or more of your options for new options to be granted pursuant to this offer may result in a faster vesting schedule for the shares subject to your currently outstanding options because the new options will have a three-year vesting schedule. However, the new options may have an exercise price greater than the exercise price of your tendered options and will be of no value if the market price of our common stock never exceeds that new exercise price.

    The term "expiration date" means 9:01 p.m., Pacific Time, on December 19, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer, and Section 7 for a description of conditions to the offer.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to materially change the terms of the offer, or if the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such material change is given, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time, and a "trading day" means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market.

    2.  Purpose of the Offer.

    We issued the options outstanding under the 2000 Plan to provide our employees an opportunity to acquire or increase their ownership interest in SimpleTech, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all our shareholders.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options currently have little or no value and are unlikely to be exercised in the foreseeable future. As a result, we believe these outstanding options are not effective to achieve our objectives of retaining and incentivizing employees who are important to the attainment of our business and financial objectives and the creation of value for our shareholders. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

    Additionally, we have a limited number of shares of our common stock that are reserved for option grants under the 2000 Plan. As a result, our ability to make future option grants under the 2000 Plan is constrained. The offer allows us to cancel those options that we acquire in the offer and return the shares of common stock subject to those options to the option pool of the 2000 Plan from which the cancelled options were granted. Those shares of common stock returned to the option pool will then become available for the new options and, to the extent in excess of the number of shares needed for that purpose, that excess will be available to fund other future option grants under the 2000 Plan.

    We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions, and the purchase or sale of assets. We also routinely grant options to our employees. Subject to the foregoing, and except as otherwise disclosed in the offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      (a) an extraordinary material corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

      (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      (e) any other material change in our corporate structure or business;

      (f)  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      (i)  the acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

      (j)  any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

    Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

    3.  Status of Options not Exchanged.

    All options that you do not choose to tender or which we do not accept for exchange and cancel pursuant to the offer will remain outstanding and you will continue to hold them in accordance with their terms.

    4.  Procedures for Tendering Options.

    Proper Tender of Options.  To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof. We must receive all of the required documents at SimpleTech, Inc., Attention: Legal Department, 3001 Daimler Street, Santa Ana, California 92705-5812 (telephone (949) 476-8396; facsimile (949) 476-8328) before the expiration date. You will be required to indicate in the letter of transmittal the particular options you are tendering, including the required options. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. We will not accept delivery of any letter of transmittal after expiration of the offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of the offer, we will not accept any of your options for exchange and you will not be granted any new options.

    The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. We will only accept paper delivery, or a facsimile thereof, and therefore delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

    If you tender any of your options pursuant to the offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. Nevertheless, you must still properly complete the letter of transmittal.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to options or to be subject to new options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

    Our Acceptance Constitutes an Agreement.  Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of the options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

    5.  Withdrawal Rights.

    You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

    You may withdraw your tendered options at any time before 9:01 p.m., Pacific Time, on December 19, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

    To validly withdraw your tendered options, you must deliver to us at the address set forth on the inside front cover of the offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and the number of shares subject to the option to be withdrawn. We will not accept delivery of a notice of withdrawal by e-mail. Though you may withdraw some but not all of your tendered options, you may not withdraw only a portion of a particular tendered option. In addition, you may not withdraw any required options unless you withdraw all of your tendered options.

    Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

    Neither SimpleTech nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt and notice of withdrawal. Our determination of these matters will be final and binding.

    6.  Acceptance of Options for Exchange and Issuance of New Options.

    Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept options for exchange and cancellation if properly tendered and not validly withdrawn before the expiration date. If your tendered options are accepted and cancelled on December 19, 2001, the scheduled expiration date of the offer, you will be granted your new options on or promptly after June 20, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly tendered, you will be granted new options on a subsequent trading day that is on or promptly after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of tendered options.

    If we accept any of the options you tender in the offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your new options.

    The number of shares of our common stock subject to each new option we grant pursuant to this exchange offer will be the same number of shares of our common stock subject to the option you tendered in exchange for that new option, as adjusted to reflect any stock split, combination or the like occurring prior to the grant date of the new options. All new options will be granted under our 2000 Plan and will be subject to the terms and conditions of the 2000 Plan and a new stock option agreement between you and us, with the exception that each new option will have a new exercise price and will become exercisable in a series of three successive equal annual installments upon your completion of each year of service over the three-year period measured from the grant date of the new option.

    If you do not remain an employee of SimpleTech or one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted and cancelled regardless of how or why your employment terminated. If your employment with us terminates for any reason prior to the expiration of this offer, your tendered options will automatically be withdrawn, and you may exercise those options to the extent they are vested and in accordance with their terms. If your tendered options are automatically withdrawn, you will not receive any new options in exchange therefor. The offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the new options, for any reason with or without cause.

    If we are acquired by another company through a merger or other change of control transaction prior to expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

    If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the new options are granted, the surviving corporation would automatically assume our obligations with respect to the offer. The new options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of shares subject to your options at the time of their cancellation, multiplied by the exchange ratio in effect for the exchange of shares of our common stock for shares of the surviving corporation in the merger. The exercise price would be based on the fair market value of the surviving corporation's stock on the grant date of the new options.

    If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the new options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision in the merger agreement to have the acquiring corporation issue new options to purchase shares of its common stock in replacement of your options cancelled pursuant to the offer, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options for the acquiring corporation's common stock would be granted in the event of such an acquisition.

    If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event they would continue to vest in accordance with the three-year vesting schedule in effect for them prior to the acquisition. If the new options are not assumed by the successor company or replaced with a cash incentive program preserving the spread on those options at the time of the acquisition, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition and, to the extent not exercised prior to the acquisition, would thereafter immediately terminate.

    You are not required to accept the offer. If you choose to tender one or more of your options for exchange, you must tender all of your required options. With respect to your options which are not required options, you may choose to tender one option its entirety and not tender another. However you may not tender less than all of a particular outstanding option. For example, if you have received, in each case before May 21, 2001, two options, you may choose to tender neither of these options, both of these options, or only one of these options. If you have exercised an option in part, the option is deemed outstanding for purposes of this offer only to the extent of the unexercised portion of the option.

    Should you choose to tender your options for exchange, you will be required to indicate in the letter of transmittal all the particular option grants that you are tendering, including the required options. If you tender any options pursuant to the offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. This does not change your responsibility to properly complete the letter of transmittal.

    For purposes of the offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the new options and the expected grant date of the new options.

    7.  Conditions of the Offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered to us:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of SimpleTech or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (1)
      make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

      (2)
      delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

      (3)
      materially impair the benefits we hope to receive as a result of the offer; or

      (4)
      materially and adversely affect the business, condition (financial or other), income, operations or prospects of SimpleTech or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (c) there shall have occurred:

      (1)
      any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      (2)
      the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      (3)
      the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      (4)
      any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      (5)
      any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of SimpleTech or our subsidiaries or on the trading in our common stock;

      (6)
      any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      (7)
      in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

      (8)
      any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 21, 2001;

      (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record a compensation expense against our earnings in connection with the offer;

      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      (1)
      any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2001;

      (2)
      any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

      (3)
      any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

      (f)  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

    The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

    8.  Price Range of Common Stock Underlying the Options.

    There is no established trading market for options granted under the 2000 Plan.

    Our common stock is quoted on the Nasdaq National Market under the symbol "STEC." The following table, beginning with the quarter in which the Company had its initial public offering, shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

QUARTER ENDED	HIGH	LOW
September 30, 2001	$3.1500	$1.0300
June 30, 2001	$3.4900	$2.2500
March 31, 2001	$5.7500	$2.5000
December 31, 2000	$10.5000	$2.8750
September 30, 2000	$11.5312	$9.0000

    On November 20, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.70 per share.

    Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the new options will be the last reported sale price of our common stock reported on the Nasdaq National Market on the date the new options are granted. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may never trade at a price above the exercise price of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

    9.  Source and Amount of Consideration; Terms of New Options.

    Consideration.  The new options to be issued in exchange for options properly tendered and accepted for exchange and cancelled by us will be issued under our 2000 Plan. The number of shares of common stock subject to each new option to be granted to each option holder in exchange for his or her tendered options will equal the number of shares subject to the tendered option at the time of cancellation, as adjusted to reflect any stock splits, combinations or the like occurring prior to the grant date of the new options.

    If we receive and accept tenders of all options, we will grant new options to purchase a total of approximately 3,921,725 shares of our common stock. If all options are properly tendered and accepted and cancelled, the common stock issuable upon exercise of the new options granted in exchange will equal approximately 10.25% of the total shares of our common stock outstanding as of November 20, 2001. The shares of common stock subject to tendered options granted under the 2000 Plan that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 2000 Plan and will provide some or all of the shares needed for the option grants that will be made under the 2000 Plan in carrying out the exchange that is the subject of the offer.

    Terms of New Options.  The new options will be granted under the 2000 Plan and will be evidenced by a new stock option agreement between us and each option holder who tenders options in the offer and whose tendered options we accept for exchange and cancellation. Each share of our common stock is entitled to one vote on each matter submitted by us to shareholders for approval.

    A portion of the new options granted in exchange for your tendered options may be non-statutory options under U.S. federal tax laws. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

    The grant of new options pursuant to the offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

    Description of 2000 Plan.  The following description of the 2000 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan and the form of stock option agreement. The complete 2000 Plan document has been filed as an exhibit to our Form S-8 report filed with the SEC on February 9, 2001, and the form of notice of grant and stock option agreement are filed as exhibits to this offer to exchange. Please access the AST Stock Plan, Inc. ("AST") website at www.aststockplan.com to view copies of the 2000 Plan document or the form of stock option agreement or notice of stock option grant.

General

    General.  The 2000 Plan consists of five separate equity incentive programs: (i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. The new stock options will be granted under the discretionary option grant program, and the principal features of that program are described below. The compensation committee of our board of directors has the exclusive authority to administer the discretionary option grant program with respect to option grants made to our executive officers and non-employee board members and will also have the authority to make option grants under the discretionary option grant program to all other eligible individuals. However, our board of directors may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants under that program to individuals other than executive officers and non-employee board members.

    The term plan administrator, as used in this summary, will mean our compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2000 Plan.

    Share Reserve.  As of November 20, 2001, 8,535,912 shares of our common stock had been reserved for issuance over the term of the 2000 Plan. The share reserve will automatically increase on the first trading day in January of each calendar year over the remaining term of the 2000 Plan by an amount equal to 4% of the number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 2,500,000 shares.

    No participant in the 2000 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of our common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. The shares of common stock issuable under the 2000 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock which we acquire, including shares purchased on the open market.

    Shares subject to any outstanding options under the 2000 Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 2000 Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the 2000 Plan will be added back to the number of shares reserved for issuance under the 2000 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 2000 Plan will not be available for reissuance.

    Eligibility.  Officers and employees, non-employee board members and independent consultants in our service or in the service of our parent and subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance program.

Discretionary Option Grant Program

    The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the U.S. federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    Each granted option will have an exercise price per share determined by the plan administrator, but that price may not be less than the fair market value of the option shares on the grant date.

    No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

    Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the optionee's cessation of service, unless such cessation of service occurs by reason of the optionee's death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

    The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable by us will be equal to the excess of (a) the fair market value of the vested shares of our common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of our common stock.

    The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    Acceleration.  In the event we should undergo a change in control, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

    A change in control will be deemed to occur in the event (i) we are acquired by merger or asset sale, (ii) there is a successful tender offer for more than 50% of our outstanding voting stock or (iii) there is a change in the majority of the board of directors effected through one or more contested elections for board membership.

    Shareholder Rights and Option Transferability.  No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during the optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members or to the optionee's former spouse, to the extent such transfer is in connection with the optionee's estate or pursuant to a domestic relations order.

    Changes in Capitalization.  In the event any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2000 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 2000 Plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option and (v) the maximum number and/or class of securities by which the share reserve under the 2000 Plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding options thereunder.

    Financial Assistance.  The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

    Amendment and Termination.  Our board of directors may amend or modify the 2000 Plan at any time, subject to any required shareholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board of directors, the 2000 Plan will terminate on the earliest of (i) February 28, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership.

Federal Income Tax Information

    Options granted under the 2000 plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs as follows:

    Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise.

    The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

    Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

    If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

    Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares.

    We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Accounting Treatment

    Option grants under the discretionary option grant program with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair market value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to its financial statements, the pro-forma impact those options would have upon its reported earnings were the fair market value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully diluted basis.

    10. Certain Differences between Options and New Options to be Granted in Exchange Therefor.

    The new options granted in exchange for your options will have substantially the same terms and conditions as those options, except as follows:

  (i)
  the new exercise price

  (ii)
  the new ten-year maximum term measured from the grant date of the new option; and

  (iii)
  the new vesting schedule pursuant to which each new option will vest in a series of three successive equal annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the new option.

    Options and required options are generally subject to a five-year vesting period and will vest in five successive equal annual installments over the optionee's period of continued employment with us measured over the five-year period measured from the grant date of those options.

    11. Information Concerning SimpleTech.

    SimpleTech, Inc. is a leader in the design, manufacturing and marketing of custom and standard dynamic random access memory, or DRAM, static random access memory, or SRAM and flash memory solutions such as CompactFlash. We design, manufacture and market a comprehensive line of custom and standard memory and storage products, as well as connectivity products that connect memory cards and hard drive upgrade kits to PCs. These products are used in high performance computing, networking and communications, consumer electronics and industrial applications. Examples of these applications include desktop and notebook computers, servers, routers, switches, digital cameras, digital video recorders, MP3 digital audio players, personal digital assistants (or PDAs), embedded controls and medical instruments. Our patented IC Tower stacking technology enables multiple memory chips to be stacked together in order to double the storage capacity in the same physical footprint. Our CompactFlash cards provide portable digital devices, such as digital cameras and MP3 digital audio players, with increased storage capability in a smaller sized product. We provide technology solutions for two operating segments, Industrial (formerly termed Original Equipment Manufacturer, or OEM) and Commercial (formerly termed Aftermarket). Our industrial segment primarily sells custom memory products for new systems. Our commercial segment primarily sells standard and custom memory and storage products which are mainly used as upgrades to existing systems

    We are incorporated in California. Our principal executive offices are located at 3001 Daimler Street, Santa Ana, California 92705-5812, and our telephone number at that address is (949) 476-1180.

    Financial Information.  The following table sets forth selected consolidated financial operating data for SimpleTech, Inc. The selected historical statements of operations data for the years ended December 31, 2000 and 1999 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 that has been audited by PricewaterhouseCoopers LLP, independent public accountants. The information presented below should be read together with our consolidated financial statements and related notes.

Statements of Operations Data

	Year ended December 31,
	2000	1999
(In thousands, except share and per share amounts)
Revenue	$308,316	$192,593
Cost of revenue	239,964	152,743
Gross profit	68,352	39,850
Operating expenses:
Research and development	3,745	1,832
Sales and marketing	21,588	14,150
General and administrative	11,853	9,755
Non-recurring legal settlement	1,810	—
Income from operations	29,356	14,113
Interest and other expense, net	1,158	2,128
Income before income taxes	28,198	11,985
Provision (benefit) for income taxes	2,838	(518)
Net income	$25,360	$12,503
Net income per basic common share	$0.78	$0.41
Shares used in per-share calculation	32,393,218	30,601,027
Net income per diluted common share	$0.73	$0.38
Shares used in per-share calculation	34,593,678	32,657,993

    See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above. In addition, the book value per outstanding share of the Company's common stock as of September 30, 2001 was $1.88.

    12. Interests of Directors and Officers; Transactions and Agreements Concerning the Options.

    A list of the non-employee members of our Board of Directors and our executive officers is attached to the offer to exchange as Schedule I. As of November 20, 2001, our executive officers and non-employee Board members as a group beneficially owned options to purchase 332,500 shares of our common stock under the 2000 Plan, of which options to purchase 212,500 shares are eligible options under the offer. The non-employee members of our Board of Directors are not eligible to participate in the offer.

    Options.  During the past 60 days, we have granted options under the 2000 Plan to purchase 75,600 shares of our common stock. During the past 60 days, individuals have not exercised options to acquire shares of our common stock under the 2000 Plan. Except as otherwise described above, there have been no transactions in any outstanding options to purchase our common stock under the 2000 Plan which were effected during the past 60 days by SimpleTech or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of SimpleTech.

    13. Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

    All tendered options that are accepted for exchange will be cancelled. All tendered options which were originally granted under the 2000 Plan that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 2000 Plan and will fund the portion of the share reserve required under the 2000 Plan to carry out the option exchange that is the subject of the offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the new options to be granted in connection with the offer, those excess shares will be available for future awards to employees and other eligible plan participants.

    We would incur a compensation expense for financial reporting purposes if any new options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled pursuant to the offer. An option grant to such holder made before the expiration of that period would be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which occur between the grant date of that option and the date the option for those shares is exercised, forfeited or otherwise terminates.

    We are requiring that anyone tendering an option for exchange pursuant to the offer also tender for exchange all required options regardless of their exercise price. If these latter options were not required by us to be tendered for exchange by those participating in the offer, we would be required to record an additional stock-based compensation expense because the latter options would become variable, as described above.

    We believe that we will not be subject to variable price accounting as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options to option holders who tender options in connection with the offer that we accept for exchange and cancel until a date that is at least six months and one day after the tendered options are cancelled upon the closing of the offer;

  •
  if an option holder elects to tender any of his or her options pursuant to the offer, then that individual must also tender for cancellation all of his or her required options (that is, all outstanding options granted to him or her in the six month period ending on the day before the November 21, 2001 commencement date of the offer);

  •
  the exercise price of all new options will equal the market price of the common stock on the date the new options are granted; and

  •
  we have not made any oral or written agreement or implied promise to compensate the option holders who accept the offer for any increase in the market price of our common stock occurring after the cancellation of tendered options but prior to the granting of the new options.

    14. Legal Matters; Regulatory Approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and cancellation and to issue new options for tendered options is subject to certain conditions, including the conditions described in Section 7.

    15. Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    Option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the offer.

    Exchange of Options for New Options.  If you exchange outstanding options for new options to be granted six months and a day or more later, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes.

    Grant of New Options.  You will not be required to recognize any income for U.S. federal income tax purposes when the new options are granted to you. The grant of those options is not a taxable event.

    Exercise of New Options.  The tax treatment of the new options received in the exchange will depend upon whether those options are incentive stock options or non-statutory stock options under the U.S. federal tax laws.

    Incentive Stock Options.  No taxable income will be recognized, for regular U.S. federal income tax purposes, at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) will, for alternative minimum tax purposes under U.S. federal income tax law, be included in your alternative minimum taxable income at the time of exercise. You will recognize taxable income in the year in which the purchased shares are subsequently sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

    Upon a qualifying disposition, you will recognize long-term capital gain for U.S. federal income tax purposes in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable to you as ordinary income. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss.

    Non-Statutory Stock Options.  When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

    Effect on Incentive Stock Options Not Tendered.  If you hold stock options which are incentive stock options under the U.S. federal tax laws, then we do not believe that our offer to you will affect the tax status of those incentive stock options should you decide not to accept the offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

    We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

    16. Extension of Offer; Termination; Amendment.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

    We also expressly reserve the right, in our judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably calculated to inform option holders of such change.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to materially change the terms of the offer, or if the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such material change is given, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication.

    17. Fees and Expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer to exchange.

    18. Additional Information.

    We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. The offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      1.  our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

      2.  our quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 13, 2001; and

      3.  the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 26, 2000 including any amendments or reports we file for the purpose of updating that description.

    These filings, any documents incorporated in the offer to exchange by reference, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549 500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "STEC," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

    We are also providing to each person to whom a copy of the offer to exchange is delivered, access to any or all of the documents to which we have referred you through the AST website. Please visit www.aststockplan.com to view these documents.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

    The information contained in this offer to exchange about SimpleTech should be read together with the information contained in the documents to which we have referred you.

    19. Miscellaneous.

    This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to SimpleTech, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by SimpleTech with the SEC, including our annual report on Form 10-K filed on April 2, 2001 and our quarterly report on Form 10-Q filed on November 13, 2001 for the fiscal quarter ended September 30, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include our dependence on a few substantial customers for a substantial portion of our revenues, our ability to develop and successfully market new products, rapid technological and market change, and risks related to future growth. Other important risks include the need to maintain important strategic relationships, our reliance on limited manufacturing partners, the significant influence of three of our beneficial shareholders on matters requiring shareholder approval, the dependence of our business on the health of the Flash memory industry, general economic and business conditions, the need to protect our intellectual property, competition and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the "reform act") protects companies from liability for their forward-looking statements if they comply with the requirements of the reform act. The reform act does not provide this protection for transactions such as the offer and, to the extent the offer constitutes a tender offer, the reform act is not available for our forward-looking statements contained in this offer to exchange.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SimpleTech, Inc.	November 21, 2001

SCHEDULE I

Information Concerning the Directors and Executive Officers of SimpleTech, Inc.

    The directors and executive officers of SimpleTech, Inc. and their positions and offices as of November 20, 2001, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Manouch Moshayedi	Chief Executive Officer and Chairman of the Board of Directors
Mike Moshayedi	President and Director
Mark Moshayedi	Chief Operating Officer, Chief Technical Officer, Secretary and Director
Dan Moses	Chief Financial Officer and Director
Michael Hajeck	Senior Vice President of Sales
Carl Swartz	Vice President of Strategic Planning and General Counsel
F. Michael Ball*	Director
Thomas A. Beaver*	Director
Mark R. Hollinger*	Director

*
Independent Director

    The address of each director and executive officer is: c/o SimpleTech, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

SCHEDULE II

OFFER TO EXCHANGE

ALL OUTSTANDING OPTIONS

GRANTED UNDER THE SIMPLETECH, INC. 2000 STOCK INCENTIVE PLAN

TO UNITED STATES EMPLOYEES FOR NEW OPTIONS

    Any questions or requests for assistance may be directed to Carl Swartz at (949) 260-8311 or Diane Drake at (949) 260-8396. Any requests regarding copies of any documents referred to in the offer to exchange may be directed to the AST website at www.aststockplan.com.

November 21, 2001

QuickLinks

  Exhibit (a)(1)
Offer to exchange all outstanding options granted to United States employees under the SimpleTech, Inc. 2000 Stock Incentive Plan for new options.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE OFFER
SCHEDULE I
SCHEDULE II
Index to Summary Term Sheet
OFFER TO EXCHANGE